Exhibit 5.1

May 16, 2014

Board of Directors

Old National Bancorp

One Main Street

Evansville, Indiana 47708

RE:	Registration Statement on Form S-8 Relating to the Tower Financial Corporation 1998 Stock Option and Incentive Plan and the Tower Financial Corporation 2001 Stock Option and Incentive Plan

Ladies and Gentlemen:

We have acted as counsel to Old National Bancorp (the “Company”) in connection with the preparation and filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of an aggregate of 36,756 shares of the Company’s common stock, without par value (the “Shares”), for possible issuance under and in accordance with the terms and conditions of the Tower Financial Corporation 1998 Stock Option and Incentive Plan and the Tower Financial Corporation 2001 Stock Option and Incentive Plan (collectively, the “Plans”) as set forth in the Registration Statement.

This opinion is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Act. In rendering this opinion, we have reviewed and are familiar with the Company’s Third Amended and Restated Articles of Incorporation and Amended and Restated By-Laws, each as in effect on the date hereof, and such other records, documents and information as we have in our judgment deemed relevant.

As to certain factual matters relevant to this opinion letter, we have relied conclusively upon originals or copies, certified or otherwise identified to our satisfaction, of such other records, agreements, documents and instruments, including certificates or comparable documents of officers of the Company and of public officials, as we have deemed appropriate as a basis for the opinion hereinafter set forth. Except to the extent expressly set forth herein, we have made no independent investigations with regard to matters of fact, and, accordingly, we do not express any opinion as to matters that might have been disclosed by independent verification.

Based on the foregoing, and subject to the assumptions, limitations, and qualifications set forth herein, it is our opinion that the Shares to be issued under the Plans are duly authorized and, when issued by the Company in accordance with the terms of the Plans, will be legally issued, fully paid and non-assessable.

The only opinion rendered by us consists of that set forth in the fourth paragraph hereof, and no opinion may be implied or inferred beyond the opinion expressly stated. Our opinion expressed herein is as of the date hereof, and we undertake no obligation to advise you of any changes in applicable law or any other matters that may come to our attention after the date hereof that may affect our opinion expressed herein.

Board of Directors

Old National Bancorp

May 16, 2014

We do, however, hereby consent to the use of this opinion as an exhibit to the Registration Statement and use of our name wherever appearing in the Registration Statement. In giving this consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

Very truly yours,

/s/ Krieg DeVault LLP

KRIEG DEVAULT LLP